                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. __)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             HARLEY-DAVIDSON, INC.
                             ---------------------
                (Name of Registrant as Specified in its Charter)

                             HARLEY-DAVIDSON, INC.
                             ---------------------
                   (Name of person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1/

     4)   Proposed maximum aggregate value of transaction:

_______________

/1/ Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

Preliminary Copy

                                     [LOGO]

                            NOTICE OF ANNUAL MEETING
                                      AND
                                PROXY STATEMENT

                             HARLEY-DAVIDSON, INC.
                            3700 WEST JUNEAU AVENUE
                           MILWAUKEE, WISCONSIN 53208
                                 (414) 342-4680

                                                                   April 2, 1994

Dear Fellow Shareholder:

  On behalf of the Board of Directors and management of Harley-Davidson, Inc., I cordially invite you to attend the 1994 Annual Meeting of Shareholders of Harley-Davidson, Inc. to be held at 10:30 a.m., local time, on Saturday, May 14, 1994 at the Hyatt Regency Milwaukee, 333 West Kilbourn Avenue, Milwaukee, Wisconsin.

  The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Meeting. During the Meeting, there will be brief reports on the operations of the Company. Once the business of the Meeting has been concluded, shareholders will be given the opportunity to ask questions.

  We sincerely hope you will be able to attend our 1994 Annual Meeting. However, whether or not you are personally present, it is important that your shares be represented. ACCORDINGLY, PLEASE MARK, SIGN, DATE AND MAIL YOUR PROXY CARD IN THE ENCLOSED ENVELOPE PROVIDED FOR THIS PURPOSE.

                                          Sincerely yours,

                                          Vaughn L. Beals, Jr.
                                          Chairman

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 14, 1994

  The 1994 Annual Meeting of Shareholders (the "Annual Meeting") of Harley-Davidson, Inc. (the "Company") will be held at the Hyatt Regency Milwaukee, 333 West Kilbourn Avenue, Milwaukee, Wisconsin on May 14, 1994 at 10:30 a.m., local time, for the following purposes:

    1. To elect three directors for a three-year term to expire at the Company's 1997 Annual Meeting of Shareholders;

    2. To approve amendments to the Company's 1990 Stock Option Plan, the Company's 1988 Stock Option Plan and the Company's 1986 Stock Option Plan
  (i) to provide that options for not more than 100,000 shares may be granted to any one employee under the Option Plans in any fiscal year and (ii) to change the definition of "Subsidiary";

    3. To approve the adoption of the Company's Corporate Short Term Incentive Plan;

    4. To approve the proposed restructuring of the Company's Motorcycle Division, which may include the transfer of substantially all of the Company's assets to one or more direct or indirectly wholly-owned subsidiaries of the Company;

    5. To ratify the selection of Ernst & Young, independent public accountants, to audit the annual financial statements of the Company for the year ending December 31, 1994; and

    6. To take action upon any other business as may properly come before the Annual Meeting and any adjournment thereof.

  The Board of Directors of the Company has fixed the close of business on March 17, 1994 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

                                          By Order of The Board of Directors,

                                          Timothy K. Hoelter
                                          Secretary

Milwaukee, Wisconsin
April 2, 1994

                            YOUR VOTE IS IMPORTANT,
                      NO MATTER HOW MANY SHARES YOU OWNED
                              ON THE RECORD DATE.

  PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, DATE AND SIGN IT, AND RETURN IT IN THE ENVELOPE PROVIDED WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING YOUR PROXY PROMPTLY.

                                     [LOGO]

                            3700 WEST JUNEAU AVENUE
                           MILWAUKEE, WISCONSIN 53208

                                 APRIL 2, 1994

                               ----------------

                                PROXY STATEMENT

                               ----------------

  The Proxy accompanying this Proxy Statement is solicited by the Board of Directors (the "Board") of Harley-Davidson, Inc. (the "Company") for use at the 1994 Annual Meeting of Shareholders of the Company to be held on May 14, 1994 and at any adjournment thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy were first sent to shareholders on or about April 2, 1994.

  The only outstanding class of voting securities of the Company is its Common Stock. On March 17, 1994, the record date for the determination of shareholders
entitled to notice of and to vote at the Annual Meeting, 38,   ,    shares of
Common Stock were outstanding. Holders of the Common Stock are entitled to one vote per share on all matters.

  Shareholders who execute proxies may revoke them at any time prior to the voting thereof by delivery of a subsequently dated proxy or written notice (1) to the Secretary of the Company at the Company's address shown above on or before May 13, 1994 or (2) to the secretary of the Annual Meeting at the Annual Meeting. Unless so revoked, the shares represented by proxies received by the Board will be voted at the meeting and any adjournment thereof. Where a shareholder specifies a choice by means of the ballot provided in the proxy, the shares will be voted in accordance with such specification.

                    VOTING RIGHTS AND SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information as of March 17, 1994 with respect to the Common Stock ownership of each director, the Chief Executive Officer, the four other executive officers of the Company identified in the Summary Compensation Table below and all directors and executive officers as a group. No person or group of persons is known by the Company to own beneficially more than 5% of the Common Stock of the Company.

                          AMOUNT AND NATURE
                            OF BENEFICIAL
                           OWNERSHIP(1)(2)
                          --------------------- SHARES ISSUABLE
                          NUMBER OF    PERCENT  UPON EXERCISE OF
NAME OF BENEFICIAL OWNER   SHARES      OF CLASS STOCK OPTIONS(3)
- ------------------------  ---------    -------- ----------------
Barry K. Allen..........      1,001       *               0
William F. Andrews......      2,000       *               0
Vaughn L. Beals, Jr.....    305,580(4)    *               0
Jeffrey L. Bleustein....    165,423       *          40,367
Fred L. Brengel.........      6,000       *               0
Thomas A. Gelb..........     45,656       *          11,184
C. William Gray.........      7,443       *           7,196
Richard J. Hermon-
 Taylor.................      2,000       *               0
Donald A. James.........     10,000(5)    *               0
Richard G. LeFauve......          0       *               0
James A. Norling........          0       *               0
William B. Potter.......        700(6)    *               0
Richard F. Teerlink.....    472,458(7)   1.2        236,800
James L. Ziemer.........     54,664       *          20,772
All Directors and
 Executive Officers as
 a Group (17
 Individuals)...........  1,252,718      3.3        352,698

- --------
   *The amount shown is less than 1% of the outstanding shares of Common Stock.
(1) Except as otherwise noted, all persons have sole voting and investment power over the shares listed.
(2) Includes shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of March 17, 1994.
(3) Only includes stock options exercisable within 60 days of March 17, 1994. Directors who are not employees of the Company are not eligible to receive stock options under the Company's stock option plans.
(4) Includes 145,190 shares of Common Stock held by Mr. Beals' wife. Mr. Beals has shared voting and investment power over such shares.
(5) Mr. James has sole voting power and shared investment power over such shares.
(6) Includes 700 shares of Common Stock held by Mr. Potter's wife. Mr. Potter has shared voting and investment power over such shares.
(7) Includes 400 shares of Common Stock held in a custodial account for Mr. Teerlink's daughter. Mr. Teerlink has shared voting and investment power over such shares.

                            1--ELECTION OF DIRECTORS

  The Restated Articles of Incorporation of the Company provide for a Board of not less than six (6) nor more than fifteen (15) members, as determined from time to time by the affirmative vote of a majority of the Directors then in office. The Board is divided into three classes, with one class of Directors elected each year for a term of three years.

  The Board currently consists of ten members, four of whom have terms that expire at the Annual Meeting (Class III Directors), three of whom have terms that expire at the 1995 annual meeting of shareholders (Class I Directors) and three of whom have terms that expire at the 1996 annual meeting of shareholders (Class II Directors). Fred L. Brengel, who is a Class III Director, has announced that he will retire as a Director prior to the Annual Meeting. The Board has acted to reduce the size of the Board to nine members effective upon Mr. Brengel's retirement.

  The three nominees for director set forth below, all of whom are currently Class III Directors, are proposed to be elected at the Annual Meeting to serve until the 1997 Annual Meeting. The remaining six Directors will continue to serve as members of the Board for terms as set forth below. All of the nominees have advised the Company that they will serve if elected. Directors are elected by a plurality of the votes cast (assuming a quorum is present at the Annual Meeting). Thus, any shares not voted, whether due to abstentions or broker non-votes, will not have an impact on the election of Directors. A quorum consists of a majority of the shares entitled to vote represented at the Annual Meeting in person or by proxy, including proxies reflecting abstentions or broker nonvotes. Broker nonvotes arise from proxies delivered by brokers and others where the record holder has not received authority to vote on one or more matters. Once a share is represented at the Annual Meeting, it will be deemed present for quorum purposes throughout the Annual Meeting and any adjournment thereof unless a new record date is or must be set for such adjournment. Proxies solicited by the Board will be voted "FOR" the following nominees unless a shareholder specifies otherwise. Should any such nominee become unable to serve, proxies may be voted for another person designated by the Board.

           THE BOARD RECOMMENDS A VOTE "FOR" THE FOLLOWING NOMINEES.

  The names, ages as of March 17, 1994, and principal occupations for the past five years of each of the Directors and nominees and the names of any other public companies of which each is presently serving as a director are set forth below:

NOMINEES FOR CLASS III DIRECTORS--TERMS EXPIRING AT 1997 ANNUAL MEETING

  Vaughn L. Beals, Jr., 66, has been a Director and Chairman of the Board of the Company since 1981. He served as Chief Executive Officer of the Company from 1981 until his retirement in 1989 and as President of the Company from 1981 until 1988.

  Donald A. James, 50, has been a Director of the Company since 1991. Since 1989 Mr. James has been the Vice Chairman and Chief Executive Officer of Fred Deeley Imports Ltd., the largest independent motorcycle distributorship in Canada and the exclusive distributor of the Company's motorcycles in that country. He is a co-founder and from 1981 to 1989 served as President of Fred Deeley Imports Ltd.

  James A. Norling, 52, has been a Director of the Company since December 1993. Mr. Norling has served as President, Europe, Middle East and Africa and as Chairman, European Management Board for Motorola, Inc., a manufacturer of electronics, since April 1993 and as an Executive Vice President of Motorola, Inc. since 1990. From 1990 to April 1993 he was President and General Manager of Motorola's Semiconductor Products Sector and from 1986 to 1990 was Executive Vice President and General Manager of Motorola's Semiconductor Products Sector.

CLASS I DIRECTORS--TERMS EXPIRING AT 1995 ANNUAL MEETING

  Barry K. Allen, 45, has been a Director of the Company since 1992. He is currently President and Chief Operating Officer of Marquette Electronics, Inc., a manufacturer of medical equipment and systems. From July 1993 to September 1993 he was President of Illinois Bell, Inc., a provider of communications and information services to Illinois customers, and from 1989 to July 1993 he was President and Chief Executive Officer of Wisconsin Bell, Inc., a provider of communications and information services to Wisconsin customers. From 1987 to 1989 Mr. Allen was President and Chief Executive Officer of Ameritech Publishing Inc., a publishing and marketing company. Mr. Allen is also a director of Banta Corporation.

  William B. Potter, 56, was elected a Director of the Company in March 1991. He has been an independent investor and consultant since February 1993. He was Chairman of the Board, President and Chief Executive Officer of Preston Corporation, a transportation holding company, from 1986 to February 1993. Mr. Potter is also a director of Mercantile Bankshares Corporation and its subsidiary Mercantile Safe Deposit & Trust Company.

  Richard G. LeFauve, 59, was elected a Director of the Company in December 1993. He has been President of Saturn Corporation, an automobile manufacturer, since 1986 and a Vice President of General Motors Corporation, an automobile manufacturer, since 1985.

CLASS II DIRECTORS--TERMS EXPIRING AT 1996 ANNUAL MEETING

  William F. Andrews, 62, has been a Director of the Company since 1990. Mr. Andrews has been a consultant with the investment banking firm Investor (USA) International (formerly known as Instoria Providentia, Inc.) since January 1992, Chairman and Chief Executive Officer of Amdura Corp., a specialty manufacturer of products for the overhead lifting and waste recycling and disposal markets, since January 1993 and Chairman of Utica Corp., a manufacturer of precision-forged turbine airfoils for both aircraft and land-based engines, since January 1993. From 1990 to 1991, he was President and Chief Executive Officer of UNR Industries, Inc., a diversified manufacturer of steel products. From 1990 to 1991 Mr. Andrews was President of Massey Investment Company, a private investment company, and from 1986 to 1989 was Chairman and Chief Executive Officer of Singer Sewing Machine Company, a producer of sewing machines, furniture and consumer durables. Mr. Andrews is also a director of Navistar, Inc., Southern New England Telephone Company, Corrections Corporation of America, Johnson Controls, Inc., Katy Industries, Inc., MB Communications, Inc. and Northwestern Steel & Wire Corporation.

  Richard J. Hermon-Taylor, 52, has been a Director of the Company since 1986. He has been President of Bioscience International Inc., a technology transfer company, since 1987. From 1990 to 1992 he was Chief Executive Officer of Tonometrics, Inc., a manufacturer of medical devices. Mr. Hermon-Taylor is also a director of Alliance Technology Fund, Inc. and Galileo Electro-Optics Corporation.

  Richard F. Teerlink, 57, has been a Director of the Company since 1982. He has been Chief Executive Officer of the Company since 1989 and President of the Company since 1988. Mr. Teerlink was Chief Operating Officer of the Company from 1988 to 1989, Chief Financial Officer of the Company from 1981 to 1990 and President and Chief Operating Officer of the Company's Motorcycle Division from 1987 to 1988. He is also a director of Outboard Marine Corporation.

COMMITTEES OF THE BOARD

  The Board has three committees: an Audit Committee, a Human Resources Committee and a Nominating Committee.

  The Audit Committee, the current members of which are Barry K. Allen, William
F. Andrews (Chairman), Fred L. Brengel, Richard J. Hermon-Taylor, Donald A. James and William B. Potter, met two times during 1993. The Audit Committee selects, subject to shareholder ratification, and engages independent public accountants to audit the books, records and accounts of the Company. The Audit Committee also determines the scope of such audits and reviews the adequacy of the internal accounting controls of the Company.

  The Human Resources Committee, the current members of which are Barry K. Allen, William F. Andrews, Fred L. Brengel (Chairman), Richard G. LeFauve and James A. Norling, met three times during 1993. The Human Resources Committee approves certain compensation and benefits actions, reviews performance of senior management and advises management on matters of succession planning, career development and human resources strategies.

  The Nominating Committee, the current members of which are Barry K. Allen (Chairman), William F. Andrews, Fred L. Brengel, Richard J. Hermon-Taylor, Donald A. James, Richard G. LeFauve, James A. Norling and William F. Potter, met two times during 1993. The Nominating Committee identifies and selects future Board candidates. Shareholders may recommend candidates by writing to the Nominating Committee in care of the Secretary of the Company. Such recommendations for the 1995 Annual Meeting must be received by the Company on or before December 2, 1994.

  The Board met four times during 1993. All Directors attended at least 75% of the meetings of the Board and the Board committees on which they served during 1993 with the exception of Messrs. Allen and Brengel, who attended 73% of such meetings, and Mr. Norling, who missed one meeting of the Human Resources Committee.

  Directors who are employees of the Company do not receive any special compensation for their services as Directors. Except for Mr. Beals, Directors who are not employees of the Company received in 1993 an annual fee of $25,000 plus $1,500 for each meeting of the Board and $750 for each Audit Committee meeting and each Human Resources Committee meeting. The Company reimburses Directors for any travel expenses incurred in connection with attendance at Board or Board committee meetings.

  The Company has a consulting contract with Mr. Beals pursuant to which Mr. Beals is paid $242,240 per year. The consulting term expires June 30, 1998. The consulting contract also provides for supplemental retirement benefits of $159,840 per year after the consulting term until his death. In the event of Mr. Beals' death prior to the end of the consulting term, the consulting agreement provides, as a death benefit, the continuation of certain payments under the consulting agreement through July 1, 1999.

                             EXECUTIVE COMPENSATION

  The following table shows the aggregate compensation, including incentive compensation, paid by the Company for 1993, 1992 and 1991 to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company for 1993:

                           SUMMARY COMPENSATION TABLE

                                                              LONG TERM
                                  ANNUAL COMPENSATION      COMPENSATION(1)
                              ---------------------------- ---------------
                                                               AWARDS        ALL
                                                   OTHER   ---------------  OTHER
                                                  ANNUAL     SECURITIES    COMPEN-
NAME AND PRINCIPAL                                COMPEN-    UNDERLYING    SATION
POSITION                 YEAR SALARY($) BONUS($) SATION($)   OPTIONS(#)    ($)(2)
- ------------------       ---- --------- -------- --------- --------------- -------
Richard F. Teerlink
 President and Chief
  Executive Officer..... 1993                                       0
 President and Chief
  Executive Officer..... 1992  397,926  283,161   31,506       50,000       7,081
 President and Chief
  Executive Officer..... 1991  375,012  245,610                50,000
Jeffrey L. Bleustein
 President and Chief
  Operating Officer--
  Motorcycle Division... 1993                                       0
 President and Chief
  Operating Officer--
  Motorcycle Division... 1992  229,171  112,701   20,486       20,444       2,882
 Executive Vice
  President............. 1991  203,758   93,537                13,624
Thomas A. Gelb
 Vice President,
  Continuous
  Improvement........... 1993                                       0
 Vice President,
  Continuous
  Improvement........... 1992  222,292  109,013   21,103       20,000       3,879
 Vice President,
  Continuous
  Improvement........... 1991  191,775   54,710                13,624
C. William Gray
 Vice President, Human
  Resources-- Motorcycle
  Division.............. 1993                                       0
 Vice President, Human
  Resources-- Motorcycle
  Division.............. 1992  158,674   78,845   11,945        7,822      26,122
 Vice President, Human
  Resources-- Motorcycle
  Division.............. 1991  144,000   66,692                10,480
James L. Ziemer
 Vice President and
  Chief Financial
  Officer............... 1993                                       0
 Vice President and
  Chief Financial
  Officer............... 1992  154,375   82,082   11,620        6,888         395
 Vice President and
  Chief Financial
  Officer............... 1991  148,325   69,480                 9,170

- --------
(1) At December 31, 1993 the following named executive officers held restricted Common Stock which vests on December 31, 1994: Mr. Teerlink held 126,700 shares with a market value of $5,590,638; Mr. Bleustein held 14,056 shares with a market value of $620,221; Mr. Gelb held 6,972 shares with a market value of $307,640 and Mr. Ziemer held 13,764 shares with a market value of $607,337. During the period of restriction, the holder is entitled to vote the restricted shares and received dividends thereon.

(2) The 1993 amounts include a $       401(k) matching contribution for each
    executive and the value of split dollar life insurance provided by the Company in 1993 to each executive. In addition, the 1993 amount for Mr.
    Gray includes $20,000 of loan forgiveness in 1993 and $      of imputed
    interest in 1993 relating to an interest free relocation loan provided to Mr. Gray in connection with his joining the Company in 1990.

STOCK OPTION PLANS

  Stock options may be granted to executive officers and other key employees of the Company pursuant to the Company's 1986 Stock Option Plan, the Company's 1988 Stock Option Plan and the Company's 1990 Stock Option Plan which are administered by the Human Resources Committee. No options to purchase shares of Common Stock were granted to the Chief Executive Officer or the other named executive officers during 1993.

  Shown below is information relating to the exercise of options by the Chief Executive Officer and the other named executive officers during 1993 and the value of unexercised options held by such persons as of December 31, 1993.

                      AGGREGATED OPTION EXERCISES IN 1993
                     AND OPTION VALUES AT DECEMBER 31, 1993

                                                  NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                 UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                           SHARES             OPTIONS AT DECEMBER 31, 1993        AT DECEMBER 31, 1993(1)
                         ACQUIRED ON  VALUE                (#)                              ($)
                          EXERCISE   REALIZED --------------------------------   -------------------------
      NAME                   (#)       ($)     EXERCISABLE      UNEXERCISABLE    EXERCISABLE UNEXERCISABLE
      ----               ----------- -------- --------------   ---------------   ----------- -------------
Richard F. Teerlink.....        0          0           223,475           77,825   7,533,095    1,378,582
Jeffrey L. Bleustein....        0          0            38,881           27,131   1,167,413      441,352
Thomas A. Gelb..........        0          0            11,184           11,656     280,664      159,170
C. William Gray.........    3,000     78,375            13,196           17,106     340,355      367,724
James L. Ziemer.........        0          0            20,772           14,250     623,028      301,677

- --------
(1) Value based on a fair market value of Common Stock of $44.125 as of December 31, 1993 less the option exercise price.

RETIREMENT BENEFITS

  The following table shows at different levels of remuneration and years of credited service the estimated annual benefits payable as a straight life annuity to each of the executive officers named in the Summary Compensation Table under the Company's retirement plans and agreements applicable to such officers as presently in effect, which are described below, assuming retirement at age 62:

                               PENSION PLAN TABLE

                                        YEARS OF SERVICE
                  -------------------------------------------------------------
REMUNERATION         5       10       15       20       25       30       35
- ------------      ------- -------- -------- -------- -------- -------- --------
$  150,000....... $11,381 $ 22,761 $ 34,142 $ 45,522 $ 56,903 $ 68,284 $ 79,664
   200,000.......  15,381   33,961   50,942   67,922   84,903  101,884  118,864
   250,000.......  19,381   38,761   58,142   77,522   96,903  116,284  135,664
   300,000.......  23,381   46,761   70,142   93,522  116,903  140,284  163,664
   400,000.......  31,381   62,761   94,142  125,522  156,903  188,284  219,664
   500,000.......  39,381   78,761  118,142  157,522  196,903  236,284  275,664
   600,000.......  47,381   94,761  142,142  189,522  236,903  284,284  331,664
   700,000.......  55,381  110,761  166,142  221,522  276,903  332,284  387,664
   800,000.......  63,381  126,761  190,142  253,522  316,903  380,284  443,664
   900,000.......  71,381  142,761  214,142  285,522  356,903  428,284  499,664
 1,000,000.......  79,381  158,761  238,142  317,522  396,903  476,284  555,664
 1,100,000.......  87,381  174,761  262,142  349,522  436,903  524,284  611,664

  The Company maintains the Retirement Annuity Plan for Salaried Employees of Harley-Davidson, Inc., a noncontributory defined benefit pension plan
("Salaried Pension Plan"). Under the Salaried Pension Plan, salaried employees of Company (excluding Holiday Rambler and certain other subsidiaries), including the Chief Executive Officer and the other named executive officers, generally are entitled to receive upon retirement at age 62 a monthly benefit based upon "final average earnings," as defined in the Salaried Pension Plan, less the amount of certain Social Security benefits. For named executive officers, final average earnings equal the highest average annual total compensation (consisting of base salary and bonus as shown in the Summary Compensation Table) paid over five consecutive calendar years within the last ten years of service prior to the participant's retirement or other date of termination. Vesting under the Salaried Pension Plan occurs upon five years of service and normal retirement is age 62. An employee who retires after age of 55 and before age 62 with a minimum of 5 years of service will receive an actuarially reduced benefit under the Salaried Pension Plan. The spouse of an employee who is eligible for early retirement or who is vested at death is also entitled to certain benefits under the Salaried Pension Plan.

  As of December 31, 1993, final average earnings and years of credited service
under the Salaried Pension Plan were as follows: $        and 12.4 years,
respectively, for Mr. Teerlink; $        and 22.9 years, respectively, for Mr.
Bleustein; $        and 18.2 years, respectively, for Mr. Gelb; $        and
3.3 years, respectively, for Mr. Gray; and $        and 18.2 years,
respectively for Mr. Ziemer. In addition to the amounts shown above, the Board has credited Mr. Teerlink and Mr. Gelb with 5 and 6 additional years of service, respectively. The Company has adopted a pension benefit restoration plan pursuant to which the Company will pay participants amounts that exceed certain limitations the Internal Revenue Code imposes on benefits payable under the Salaried Pension Plan. In addition, the Board has approved supplemental executive retirement benefits for the Chief Executive Officer and the other named executive officers. Under such benefits, a participant who retires at or after age 55 with 15 years of service (including the additional years of service for Mr. Teerlink and Mr. Gelb described above) is entitled to a yearly retirement benefit payment equal to 35% of the executive's final average earnings at age 55 increasing in equal increments to 50% of final average earnings at age 62, reduced by the amount of any pension payable by the Company under the Salaried Pension Plan, the pension benefit restoration plan and any other defined benefit retirement programs of the Company and by the amount of certain Social Security benefits. Amounts payable pursuant to the credited additional years of service, the pension benefit restoration plan and the supplemental executive retirement benefits become fully securitized at retirement through the use of split dollar life insurance, lump sum cash payments and/or other means.

AGREEMENTS

  The Company has entered into employment agreements with Messrs. Teerlink, Bleustein and Gelb, which provide that, upon termination of employment for reasons other than cause, the Company will pay each such employee certain amounts, including such employee's base compensation in effect on the date of such termination (which currently would approximate the amount of cash compensation set forth in the table above) for a period not exceeding one year (three years in the case of Mr. Teerlink), together with other benefits to which such employee was entitled prior to termination.

  The Company has entered into transition agreements with Messrs. Teerlink, Bleustein, Gelb and Ziemer which become effective upon a change of control of the Company as defined therein. The transition agreements provide that in the event of termination of such individual's employment with the Company for any reason (other than death or disability) within one year (three years in the case of Mr. Teerlink) after a change of control of the Company, such individual will receive a cash payment in an amount equal to the product of three multiplied by the sum of (1) the individual's highest annual base salary during the five-year period preceding termination and (2) the highest annual bonus paid during the five-year period preceding termination. Such individual will also receive immediate vesting in any retirement, incentive, stock option and other deferred compensation plans. The contracts state that if any of the payments to the employees are considered "excess parachute payments" as defined in Section 280G of the Internal Revenue Code the Company will pay the penalty imposed upon the employee plus the tax gross up.

BOARD OF DIRECTORS HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Human Resources Committee is responsible for establishing, reviewing and revising the compensation policies for the Company's executive officers. The Human Resources Committee is composed entirely of directors who are not employees or former employees of the Company and who do not have a business relationship with the Company other than in their capacity as directors.

  This report is being included pursuant to Securities and Exchange Commission ("SEC") rules designed to enhance disclosure of public companies' executive compensation policies. This report addresses the Company's compensation policies for 1993 as they affected the Chief Executive Officer and the Company's other executive officers, including the four named executive officers.

 General

  Under the supervision of the Human Resources Committee, the Company has developed and implemented compensation policies, plans and programs that seek to attract and retain qualified and talented employees and enhance the profitability of the Company. In furtherance of these goals, the Company's executive compensation policies, plans and programs consist of base salary, annual incentive compensation, annual stock option grants, annual perquisite payments, a qualified pension plan, a non-qualified pension benefit restoration plan, a 401(k) plan (with a Company matching feature), a deferred compensation plan and life insurance benefits.

  In addition to the experience and knowledge of the Human Resources Committee and the recommendations of the Human Resources Departments at the Motorcycle Division and Holiday Rambler, the Human Resources Committee utilized the results of a compensation analysis (the "CEO Compensation Analysis") prepared by an independent compensation consultant in making its 1993 executive compensation decisions. The CEO Compensation Analysis, which was presented to the Human Resources Committee in February 1993, addressed the median compensation for chief executive officers of "make and sell" companies of comparable size to the Company. The CEO Compensation Analysis included median base salary (including the percentage increase over the prior year), median annual bonus percentage and median stock option information for the comparable companies and recommended ranges for Mr. Teerlink's compensation in 1993. The CEO Compensation Analysis was based upon information derived from a broad cross section of Fortune 500 companies selected by the independent compensation consultant.

  The comparable companies used by the human resources staff and the Human Resources Committee to benchmark executive compensation are not included on the Performance Graph because they change from year to year depending on both the Company's and other companies' performance. The purpose of the Performance Graph is to compare the performance of the Company's Common Stock over a five-year period against a stock index or a fixed group of companies. In contrast, the Company generally utilizes compensation surveys to compare its executive compensation policies against companies that have specified performance and other characteristics similar to those of the Company during a limited period of time. The Company believes that including such companies as a separate group on the Performance Graph would be confusing and potentially misleading.

  In general, it is the policy of the Human Resources Committee to fix executive base salary range midpoints at levels below the median amounts paid to executives with similar qualifications, experience and responsibilities at other comparable businesses. Executives' actual salaries are determined by individual performance evaluations and potential future contribution to the Company. It is also the policy of the Human Resources Committee generally to establish maximum incentive cash compensation and stock option grants at levels above the median amounts paid or granted to executives with similar qualifications, experience and responsibilities at other comparable businesses. The Company intends to provide a total compensation opportunity for Company executives that is above average, but with an above average amount of the total compensation opportunity at risk and dependent upon continuously improving Company performance. In all cases, the Human Resources Committee considers the total potential compensation payable to each of the named executive officers and other executives when establishing or adjusting any element of their compensation package.

 1993 Base Salary

  Executive base salaries are reviewed annually. In February 1993, the Human Resources Committee, in consultation with the Vice President of Human Resources for the Motorcycle Division, increased Mr. Teerlink's base salary by 7%. This increase was within the range suggested by the CEO Compensation Analysis and was based upon the Human Resources Committee's assessment of Mr. Teerlink's past performance and its expectations for his future contributions in leading the Company. Mr. Teerlink's base salary increase for 1994 is 4%. Also in February 1993, the Human Resources Committee reviewed, with the Chief Executive Officer and Vice President of Human Resources for the Motorcycle Division, and approved, with modifications it deemed appropriate, the annual salary plan for the Company's executive officers (other than the Chief Executive Officer and an executive who is an employee of Holiday Rambler), including the named executive officers. The annual salary plan was developed by the Motorcycle Division's human resources staff under the direction of the President of the Motorcycle Division based primarily upon each executive's individual performance evaluation for the prior year, the anticipated future contribution of each executive and a survey, conducted by an independent human resources consulting firm, of total compensation packages for specified types of executive positions, including all of the positions held by the named executives and certain other senior officers of the Company, at ten comparably performing and similarly sized companies selected by the Company (the "Executive Compensation Survey"). 1993 base salaries for the named executive officers are set forth in the Summary Compensation Table. In February 1993, the Human Resources Committee also reviewed and approved, with the Chief Executive Officer and the Vice President of Human Resources for Holiday Rambler, the compensation for one non-named executive officer of the Company who is an employee of Holiday Rambler. Such executive officer's salary was determined using the same general approach as described above for Motorcycle Division and corporate employees.

 1993 Incentive Cash Compensation

  In 1993, the Company had a separate Short Term Incentive Plan ("STIP") for each of (1) certain of its corporate employees (Messrs. Teerlink and Ziemer),
(2) certain of its corporate and Motorcycle Division employees (including the other named executive officers) and (3) certain of its Holiday Rambler employees. In December 1992, the Human Resources Committee reviewed and approved the Motorcycle Division 1993 STIP plan, the Holiday Rambler 1993 STIP plan and the target award for 1993 for each executive officer, including the named executive officers, under all three STIP plans. Award payouts under the Motorcycle Division and Holiday Rambler 1993 STIP plans were based upon performance targets included in the plans approved by the Human Resources Committee in December 1992. The Motorcycle Division STIP plan included both Motorcycle Division financial targets related to earnings and expenses (weighted 50%) and Motorcycle Division strategic targets related to schedule attainment and product quality (weighted 50%). The Holiday Rambler STIP plan included only Holiday Rambler financial targets related to earnings and working capital usage (weighted 100%). The target awards for the named executive officers ranged from 50% to 70% of their respective 1993 base salaries. The amount of each executive's target award is reviewed annually based upon comparable company data, such as the CEO Compensation Analysis and the Executive Compensation Survey, the executive's individual performance evaluation for the prior year and the Human Resources Committee's appraisal of the executive's anticipated future contribution to the Company. Depending on Company performance (and, in the case of the Corporate STIP plan, the subjective determination of the Human Resources Committee), STIP awards can range from 0% to 200% of the target award.

  Mr. Teerlink's 1993 STIP award was determined subjectively by the Human Resources Committee in February 1994. The Human Resources Committee based its determination on the percentage payout under the Motorcycle Division 1993 STIP plan (183%) and the Holiday Rambler 1993 STIP plan (0%) and the financial and strategic performance of the Company as a whole. The Human Resources Committee considered in particular that the financial and strategic results of the Motorcycle Division were significantly above target, while the strategic and financial performance at Holiday Rambler was not at expected levels. An evaluation of the financial and strategic performance of the Company as a whole indicated significant accomplishment in both categories. The Human Resources Committee
awarded Mr. Teerlink a STIP award of $       . Mr. Ziemer's 1993 STIP award was
established by the Committee in a similar manner. The STIP awards for the remaining named executive officers were determined mathematically under the Motorcycle Division 1993 STIP plan. 1993 STIP awards paid or payable by the Company with respect to the named executive officers are set forth in the Summary Compensation Table.

 1993 Stock Option Grants

  While the STIP plans provide Company executives with short term incentives to maximize Company performance, the Human Resources Committee believes that it is also important to provide incentives that more directly tie executives' longer term compensation to long term returns to the Company's shareholders. This long term incentive compensation opportunity is provided through the Company's Stock Option Plans (the "Option Plans"). Annually, the Human Resources Committee reviews, with the Vice President of Human Resources and, except in the case of his stock option grant, the Chief Executive Officer, and approves individual stock option grants for each of the Company's executive officers, including the named executive officers. The amount of each executive's stock option grant is determined based upon comparable company data, such as the CEO Compensation Analysis and the Executive Compensation Survey, the executive's individual performance evaluation for the prior year and the Human Resources Committee's appraisal of the executive's anticipated long term future contribution to the Company.

  Historically, the Company granted stock options in December of each year. In order to review all elements of executive compensation at the same time, the Human Resources Committee decided in February 1993 to begin making annual stock option grants in February of each year, beginning with February 1994. Consequently, the Company granted no stock options to the named executive officers in 1993 (one stock option grant was made to a non-named executive officer in 1993 in connection with his joining the Company).

 Other Compensation

  The Human Resources Committee believes that the compensation paid or payable pursuant to the Company's annual perquisite payments, pension plan, pension benefit restoration plan, 401(k) plan, deferred compensation plan and life insurance benefits are competitive with the benefits packages offered by comparable employers. From time to time the Human Resources Departments of the Motorcycle Division and Holiday Rambler obtain data to ensure that such benefits plans and programs remain competitive. No such data was reviewed by the Human Resources Committee in 1993.

 Internal Revenue Code Section 162(m)

  Section 162(m) of the Internal Revenue Code, adopted in 1993, provides that a publicly held corporation will not be entitled to deduct for federal income tax purposes compensation paid to a named executive officer in excess of $1 million in any year. Incentive compensation based on company performance, provided it is paid pursuant to a plan which has been approved by shareholders and meets certain other criteria, is not subject to Section 162(m). It is the Human Resources Committee's intention to continue to utilize incentive compensation as a substantial component of the Company's executive compensation program and to structure the payment of incentive compensation so that the Company will not lose any deductions under Section 162(m). To that end, the Company has proposed for shareholder approval at the Annual Meeting the Harley-Davidson, Inc. Corporate Short Term Incentive Plan and certain amendments to the Harley-Davidson, Inc. 1990 Stock Option Plan. Compensation pursuant to these plans, if approved by shareholders, is not expected to be subject to Section 162(m).

 Conclusion

  During the last three calendar years, shareholders of the Company have enjoyed a total return of 360%. During that same period of time the Standard & Poor's 500 and MidCap 400 Indexes had total returns of 55% and 91%, respectively. The Human Resources Committee believes that the compensation policies and practices of the Company described in this report have supported this performance. In addition, the Human Resources Committee believes that these compensation policies and practices are in the best interests of the Company and consistent with the Company's commitment to balance the interests of all of the Company's Stakeholders (customers, dealers, suppliers, employees, shareholders, government and society).

    Fred L. Brengel, Chairman
    Barry K. Allen
    William F. Andrews
    Richard G. LeFauve
    James A. Norling

PERFORMANCE GRAPH

  The SEC requires the Company to include in this Proxy Statement a line graph presentation comparing cumulative five year Common Stock returns with a broad-based stock index and either a nationally recognized industry index or an index of peer companies selected by the Company. The Company has chosen to use the Standard & Poor's 500 Index as the broad-based index and Standard & Poor's MidCap 400 Index as a more specific comparison. The Standard & Poor's MidCap 400 Index was chosen because the Company does not believe that any other published industry or line-of-business index adequately represents the current operations of the Company or that it can identify a peer group that provides a useful comparison.

                               PERFORMANCE GRAPH
                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*


                             [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
            AMONG HARLET-DAVIDSON INC., S&P MIDCAP 400 AND S&P 500


Measurement Period           HARLEY-        S&P MIDCAP
(Fiscal Year Covered)        DAVIDSON       400          S&P 500
- -------------------          --------       ----------   -------
Measurement Pt-
12/31/88                     $100.00        $100.00      $100.00
FYE 12/31/89                 $154.68        $135.54      $131.69
FYE 12/31/90                 $151.72        $128.61      $127.60
FYE 12/31/91                 $352.71        $193.03      $166.47
FYE 12/31/92                 $593.10        $216.03      $179.15
FYE 12/31/93                 $697.55        $246.17      $197.21

- --------
   *Assumes $100 invested on December 31, 1988.

                              CERTAIN TRANSACTIONS

  Mr. James, a Director of the Company, is Vice Chairman and Chief Executive Officer of Fred Deeley Imports Ltd. ("Deeley Imports"), the exclusive distributer of the Company's motorcycles in Canada. In 1993, Deeley Imports paid the Company approximately $40 million for motorcycles, parts and accessories and related products and services. All such products and services were provided in the ordinary course of business at prices and on terms and conditions determined through arms-length negotiation. The Company anticipates that it will do a similar amount of business with Deeley Imports in 1994.

  Mr. Gray, Vice President of Human Resources of the Motorcycle Division, received an interest-free relocation loan from the Company in connection with his joining the Company in 1990. The largest amount outstanding under the relocation loan in 1993 was $90,000. As of April 2, 1994, $70,000 was outstanding under the relocation loan.

  Mr. Martin R. Snoey, a Vice President of the Company and President and Chief Operating Officer of Holiday Rambler Corporation, received an interest-free relocation loan from the Company in connection with his joining the Company in 1993. The largest amount outstanding under the relocation loan in 1993 was $100,000. Mr. Snoey repaid the relocation loan in full in October 1993.

            2--PROPOSAL TO APPROVE AMENDMENTS TO STOCK OPTION PLANS

  The Company is seeking shareholder approval of two amendments (the "Amendments") to each of the Company's 1990 Stock Option Plan, the Company's 1988 Stock Option Plan and the Company's 1986 Stock Option Plan (individually an "Option Plan" and collectively the "Option Plans"). The Amendments were approved by the Board on February 16, 1994 subject to shareholder approval.

  Options under the Option Plans may be granted by the Human Resources Committee to key employees of the Company and its subsidiaries. The Option Plans provide for the grant of both incentive stock options and nonqualified stock options. No incentive stock options have been granted as of April 2, 1994. The exercise price for each option is fixed by the Human Resources Committee, but may not be less than the fair market value of the underlying Common Stock on the date of grant. The Committee determines at the time of grant the periods during which options are exercisable. To date, all options issued under the Option Plans have become exercisable for 25% of the underlying shares on each of the first four anniversaries of the date of grant. All options expire ten years from the date of grant. Options may not be transferred except by reason of the death of the participant. Under the Option Plans, the Human Resources Committee may grant a participant, at or after the time of the option grant, a stock appreciation right for all or any portion of the option. A stock appreciation right entitles the participant upon exercise of the stock appreciation right, in lieu of receiving Common Stock, to receive in cash the difference between the exercise price of the option and the fair market value of the underlying common stock on the date of exercise. No stock appreciation rights have been granted as of April 2, 1994.

  A total of 3,000,000 shares were authorized to be issued pursuant to the Option Plans. As of April 2, 1994, 596,472 shares of Common Stock remained available for grants under the Option Plans and there were approximately 250 employees of the Company and its subsidiaries participating in the Option Plans. The number of options that will be granted under the Option Plans in the future to any single key employee or group of key employees is not determinable. The following table shows the number of shares of Common Stock underlying options granted in February 1994 to the named executive officers, all executive officers as a group and all employees as a group. The options were granted at an exercise price of $48.69 per share and the closing price of
the Common Stock on the New York Stock Exchange was $      per share on March
25, 1994.

                                                               NUMBER OF SHARES
                                                              UNDERLYING OPTIONS
                                                                  GRANTED ON
NAME                                                          FEBRUARY 16, 1994
- ----                                                          ------------------
Richard F. Teerlink..........................................       50,000
Jeffrey L. Bleustein.........................................       25,000
Thomas A. Gelb...............................................       20,000
C. William Gray..............................................        9,570
James L. Ziemer..............................................        9,271
All Executive Officers as a Group (8 Persons)................      130,757
All Employees as a Group (239 Persons).......................      356,631

Directors and other persons who are not employees of the Company are not eligible to receive options under the Option Plans.

  Generally, upon the exercise of a stock option, the amount of appreciation in the market value of the stock on that date over the exercise price is taxable to the participant as ordinary income, and the Company is entitled to a tax deduction for such amounts. Amounts payable in connection with the settlement of stock appreciation rights receive similar treatment. Generally, for incentive stock options, the appreciated value of the underlying stock received upon exercise may be taxable to the participant as a capital gain upon sale of the stock, and the Company may not receive any tax deduction.

  The first amendment (the "Share Cap Amendment") to the Option Plans provides that options for not more than 100,000 shares shall be issued to a participant under the Option Plans in any calendar year. The 100,000 share limit is subject to adjustment for stock splits, stock dividends and other significant corporate events in the same manner as the maximum number of shares issuable under each Option Plan is subject to adjustment. There is currently no limit on the number of shares covered by options that may be issued to a participant under the Option Plans, other than the maximum number of shares that may be issued to all participants under each Option Plan. The Share Cap Amendment is intended to permit options issued pursuant to the Option Plans to qualify as performance based compensation under Section 162(m) of the Internal Revenue Code. See "Human Resources Committee Report on Executive Compensation--Internal Revenue Code Section 162(m)" for a discussion of Section 162(m).

  The second amendment (the "Subsidiary Amendment") changes the definition of "Subsidiary" for purposes of the Option Plans to include direct or indirect majority owned or controlled corporations, partnerships, limited liability companies, business trusts or other business entities (the same definition as in Section 2.21 of the Corporate STIP, attached hereto as Exhibit A). Currently, the definition of Subsidiary only includes direct and indirect majority owned corporations. The Subsidiary Amendment is intended to give the Company additional flexibility in structuring its existing and future business operations. Because of the limited definition of Subsidiary currently in the Option Plans, as a practical matter the Company may be limited to organizing its businesses as corporations.

  The affirmative vote of a majority of the votes present or represented at the Annual Meeting and entitled to be cast on the proposal is required for approval of the Amendments, provided that shareholders holding a majority of the outstanding shares of Common Stock cast votes on the proposal. For purposes of determining the vote regarding this proposal, abstentions will have the effect of a vote "Against" the proposal (but will not be counted as votes cast with respect to the proposal for purposes of determining whether a majority of outstanding shares were voted), and broker nonvotes will have no impact on the vote. Proxies solicited by the Board will be voted "FOR" approval of the proposed Amendments unless a shareholder specifies otherwise.

  THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENTS.

               3--APPROVAL OF CORPORATE SHORT TERM INCENTIVE PLAN

  The Company is seeking shareholder approval of the Harley-Davidson, Inc. Corporate Short Term Incentive Plan ("Corporate STIP"). The Corporate STIP was adopted by the Board on February 16, 1994 subject to shareholder approval. The following description is qualified in its entirety by the terms of the Corporate STIP attached hereto as Exhibit A.

SUMMARY OF PROPOSAL

  The Corporate STIP is designed to provide short term incentives to selected executive officers of the Company. Under the Corporate STIP, potential awards and pertinent performance criteria are established at the beginning of each year. Final incentive awards are determined after each year based upon actual performance. The Company has had in effect plans similar to the Corporate STIP for more than ten years, and amounts paid under such plans over the past three years for the five named executive officers are included in bonus amounts set forth in the Summary Compensation Table.

  The Corporate STIP is administered by the Human Resources Committee of the Board. Only the Company's "executives" as defined in Section 2.11 of the Corporate STIP (a term that could include a person who is only an officer of a subsidiary of the Company) are eligible to participate in the Corporate STIP. The Company's executives currently include the five persons named in the Summary Compensation Table as well as three other persons. The Company does not believe that the number of its executives will increase significantly in the foreseeable future.

  Annually, the Human Resources Committee selects in its sole discretion the executives who will participate in the Corporate STIP for the following year. At the time of selection, the Human Resources Committee also fixes a target percentage for each participant, which cannot exceed 100%. A participant's target award for the year is equal to the participant's target percentage multiplied by the participant's base salary.

  The Human Resources Committee determines, with respect to each participant for a year, the corporate performance measures that will be applied to determine the size of the participant's final incentive award. The Corporate STIP specifies that the Human Resources Committee may use any one or more of the financial performance categories set forth in Section 2.15 of the Corporate STIP for any one or more participants. If the Human Resources Committee chooses more than one performance category for any one or more participants, the Human Resources Committee gives each performance category a weight so that for each participant the total weight of all applicable performance categories equals 100%.

  The Corporate STIP does not specify target performance for the performance categories. Rather, as to each performance category that the Human Resources Committee selects as the basis for potential awards in any year, the Human Resources Committee also establishes a performance scale. On the scale, 0% represents below minimum performance in the performance category for the applicable year, 100% represents target performance, and 200% represents maximum performance. The Human Resources Committee must approve a scale so that, at the end of the year, a performance percentage may be objectively calculated for any given level of actual performance within that category during the year.

  Following completion of each year, the final incentive award amount is calculated for each participant. A performance percentage is determined for each performance category based upon actual performance and the applicable performance scale. Where more than one performance category applies to a participant, the resulting percentages are reduced to reflect weighting. The resulting total percentage is applied to a participant's target award to determine the maximum performance award a participant is eligible to receive under the Corporate STIP for that year. The Human Resources Committee must approve the calculations and may, in its sole discretion, reduce the amount of any maximum performance award by up to 50%. The maximum performance award, less any reduction by the Human Resources Committee, equals the final incentive award payable for the applicable year. Under the Corporate STIP, a participant's final incentive award cannot exceed 200% of the participant's target award. In addition, the final incentive award paid to a participant for any one year cannot exceed $1 million.

  Payments of final incentive awards under the Corporate STIP are to be made, in the sole discretion of the Human Resources Committee, in cash, Common Stock or a combination of cash and Common Stock. Where Common Stock is used, it is valued at fair market value on the date prior to payment. To the extent an award is paid in Common Stock, a participant cannot defer payment of the award under the terms of any deferred compensation or other plan of the Company. Not more than 500,000 shares of Common Stock may be issued under the Corporate STIP, subject to adjustment for stock splits, stock dividends and certain other corporate transactions.

  Under the Corporate STIP, the Human Resources Committee is required to fix target awards and performance criteria prior to January 1 of each plan year (or such later date as may be permitted under Section 162(m) of the Internal Revenue Code). However, for 1994, the Human Resources Committee had the ability to fix target awards and performance criteria on or before April 1, 1994. On February 16, 1994 the Human Resources Committee selected Messrs. Teerlink, Gelb and Ziemer to participate in the Corporate STIP for 1994. No other officers or employees of the Company will participate in the Corporate STIP for 1994. The following table identifies the 1994 target award under the Corporate STIP for each of the 1994 participants:

                               NEW PLAN BENEFITS
           HARLEY-DAVIDSON, INC. CORPORATE SHORT-TERM INCENTIVE PLAN

                                                                    TARGET AWARD
                                                                    DOLLAR VALUE
NAME AND POSITION                                                     ($) (1)
- -----------------                                                   ------------
Richard F. Teerlink, President and Chief Executive Officer.........
Thomas A. Gelb, Vice President, Continuous Improvement.............
James L. Ziemer, Vice President and Chief Financial Officer........

- --------
(1) Assumes no change in base salary after April 1, 1994.

  A participant whose employment terminates prior to the end of a year generally is not entitled to receive any performance award for that year. However, the Human Resources Committee may, in its sole discretion, provide for a partial or complete payment if termination is due to death, disability or retirement. In addition, in connection with a Change of Control Event (as defined in Section 2.2 of the Corporate STIP) during a year, the Human Resources Committee may, in its sole discretion, provide for the immediate payment to all participants of either awards for the year based upon annualizing performance through the end of the most recently completed fiscal month prior to the payment or target awards for the year. The Board may from time to time or at any time suspend or terminate the Corporate STIP or amend the Corporate STIP in any manner without obtaining further shareholder approval. However, to retain the benefits afforded by shareholder approval of the Corporate STIP under the Internal Revenue Code and regulations of the Securities and Exchange Commission, further shareholder approval would be required if the plan is amended to materially increase benefits or the number of shares of Common Stock issuable under the Corporate STIP or to materially modify eligibility requirements.

  The Company has also adopted, but is not seeking shareholder approval for, STIP plans for its divisions and subsidiaries that operate similarly to the Corporate STIP for 1994, in which approximately 450 salaried employees are eligible to participate. The Company expects to adopt similar incentive plans for such employees for future years. An executive is not eligible to participate in any such STIP plan in any year in which he or she participates in the Corporate STIP.

  The affirmative vote of a majority of the votes present or represented at the Annual Meeting and entitled to be cast on the proposal is required for approval of the Corporate STIP, provided that shareholders holding a majority of the outstanding shares of Common Stock cast votes on the proposal. For purposes of determining the vote regarding this proposal, abstentions will have the effect of a vote "Against" the proposal (but will not be counted as votes cast with respect to the proposal for purposes of determining whether a majority of outstanding shares were voted), and broker nonvotes will have no impact on the vote. Proxies solicited by the Board will be voted "FOR" approval of the proposed Corporate STIP unless a shareholder specifies otherwise.

  THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE CORPORATE STIP.

        4--PROPOSAL TO APPROVE RESTRUCTURING OF THE MOTORCYCLE DIVISION

GENERAL

  The Company currently conducts two principal businesses. The Company's Motorcycle Division designs, manufactures and sells superheavyweight touring and custom motorcycles and a broad range of related products. The Company's Transportation Vehicles Division manufactures premium quality recreational vehicles and commercial vehicles.

  Currently, the Company holds the assets of the Motorcycle Division directly and holds the assets of the Transportation Vehicles Division separately through Holiday Rambler. The Board has determined that it would be in the best interests of the Company and its shareholders for the Company to have the flexibility to operate the Motorcycle Division as one or more separate subsidiaries of the Company, in which case the Company would become a holding company because all of its other operating assets are already held in separate entities. Toward that end, the Board has unanimously approved, subject to shareholder approval, the transfer of some or substantially all of the assets of the Motorcycle Division (the "Motorcycle Assets") and related liabilities to one or more direct or indirect wholly-owned subsidiaries (the "Motorcycle Subsidiaries") of the Company (the transfers of some or all of the Motorcycle Assets to one or more Motorcycle Subsidiaries is collectively referred to as the "Restructuring"). The Motorcycle Assets in the aggregate represented approximately 75% of the Company's consolidated assets at December 31, 1993, based upon the book value thereof as reflected in the Company's audited consolidated financial statements, and include all of the Company's office, manufacturing and testing facilities, machinery and equipment in Milwaukee and Tomahawk, Wisconsin, York, Pennsylvania and Talladega, Alabama. Within five years following shareholder approval, the Company may choose to implement at one time or in stages over time all or any portion of the Restructuring or may elect not to effect the Restructuring at all. The Company anticipates that some or all of the employees of the Motorcycle Division would be transferred to the Motorcycle Subsidiaries in connection with any implementation of the Restructuring. The Restructuring is not contingent upon any government or regulatory approval.

  The Restructuring will not have a material effect on the consolidated financial statements of the Company. Notwithstanding the new structure, the Company will continue to report its financial operations and condition on a consolidated basis. The net income of the Motorcycle Subsidiaries, reflected as income on the Company's consolidated financial statements, will be available for the payment of dividends to shareholders of the Company to the extent the Company has received dividends or other distributions from the Motorcycle Subsidiaries. The Restructuring will not have a material effect on the payment of dividends to shareholders of the Company.

  Shareholder approval is necessary under Wisconsin law to implement the Restructuring because the Company believes the Restructuring, if fully implemented, would involve the transfer of substantially all of the Company's assets outside of the ordinary course of business. The submission of the Restructuring for shareholder approval will not affect the Company's rights, under applicable Wisconsin law, to dispose of less than substantially all of its assets (including by transfer to one or more subsidiaries) without shareholder approval. Thus, even if the Restructuring is not approved by the shareholders, the Company may from time to time in the future transfer portions of its assets to subsidiaries or other affiliated entities or to third parties on terms and for consideration approved by the Board, subject to applicable Wisconsin law, without seeking shareholder approval. Approval of the Restructuring by shareholders will not preclude the shareholders' right to challenge any future dispositions by the Company of the stock or assets of the Motorcycle Subsidiaries or of other subsidiaries or affiliated entities if such dispositions are not made as part of the Restructuring or in compliance with applicable Wisconsin law.

REASONS FOR THE RESTRUCTURING

  If the Restructuring is fully implemented, the principal operations of the Company's Motorcycle Division would be conducted by the Motorcycle Subsidiaries. The Company believes that the new structure would permit greater flexibility in the management and financing of existing and future business operations. The holding company structure also would facilitate the Company's entry into new businesses and the formation of joint ventures or other business ventures with third parties. Finally, the Restructuring would further the objective of operating the Company's businesses, and any additional businesses acquired in the future, on a more self-sufficient, independent economic basis while decreasing the risk that liabilities attributable to any one of the Company's businesses could be imposed upon one or more of the Company's unrelated businesses.

TRANSFER OF ASSETS; EFFECTS OF THE RESTRUCTURING

 Implementation as Currently Planned

  The Company currently plans to transfer substantially all Harley-Davidson trademark rights and copyrights and certain other intellectual property rights to a direct wholly-owned subsidiary of the Company (the "Holding Subsidiary"). The Company also currently plans to transfer substantially all of the remaining Motorcycle Assets and related liabilities to an indirect wholly-owned subsidiary (the "Motorcycle Operating Subsidiary"). The Company currently intends to implement these transfers as soon as practicable following shareholder approval of the Restructuring. The following diagrams show the present structure of the Company and Holiday Rambler and the structure that would result from the implementation of the Restructuring as currently planned:

                           CURRENT COMPANY STRUCTURE:

                             Harley-Davidson, Inc.
                        (Including Motorcycle Division)

                                Holiday Rambler

           STRUCTURE FOLLOWING RESTRUCTURING (AS CURRENTLY PLANNED):

                             Harley-Davidson, Inc.

                     -------------------------------------
              Holding Subsidiary                    Holiday Rambler

     Motorcycle Operating Subsidiary

The foregoing diagram illustrates the effect of the Restructuring as currently planned. However, if the shareholders approve the Restructuring, the Company will have the authority to transfer some or substantially all of the Motorcycle Assets to any one or more new or existing direct or indirect wholly-owned subsidiaries formed under the laws of any state and the final structure may be similar to or substantially different from the illustration. In addition, the Company may choose not to implement the Restructuring at all. The Company would have five years following shareholder approval to implement the Restructuring in whole or in part.

 Effect on Shareholders' Rights

  The Restructuring will not alter shareholders' percentage ownership interests in the Company, and the Common Stock will not be affected by the proposed Restructuring. The shareholders of the Company will continue as such, with the same voting, dividend and liquidation rights and ownership interests as before. As a result of the Restructuring, the shareholders of the Company will not directly elect the directors of the Motorcycle Subsidiary. Directors of the Motorcycle Subsidiary will be elected at the direction of the Board. Notwithstanding that fact, however, the overall management of the affairs and operations of the Motorcycle Subsidiary will be under the direction of the Board and is not expected to change significantly as a result of the Restructuring.

 Other Effects on the Company and Shareholders

  Except for the changes described herein, consummation of the Restructuring is not expected to result in any material change in the overall operations of the Company. Similarly, the Restructuring will not result in any changes in the current membership of the Board, and the officers of the Company are expected to remain the same after consummation of the proposed restructuring. Persons who are currently serving as officers of the Company or the Motorcycle Division may become officers and/or directors of the Motorcycle Subsidiaries.

  While the Restructuring is not expected to create any conflict of interests between the Company and its shareholders, in the event that the Motorcycle Subsidiaries, through public or private sale, should be owned in part by persons other than the Company or its shareholders, such conflicts could arise. However, the Company has no plans to effect a public or private sale of any part of the ownership of the Motorcycle Subsidiaries.

POSSIBLE DISADVANTAGES

  Some possible disadvantages of the proposal to the Company include the requirement for observing corporate formalities between and among the Company and the Motorcycle Subsidiaries, together with some possible increases in accounting and administrative costs and possible duplication of some administrative functions. The Board believes that these disadvantages are not significant or material. In addition, the Company estimates that the cost to implement the Restructuring as currently planned (consisting primarily of legal costs and real estate transfer taxes) will be less than $1 million.

  Shareholders of the Company will continue to have the same voting, dividend and liquidation rights before and after implementation of the Restructuring. However, as discussed above under "Effect on Shareholders' Rights," shareholders of the Company will not be entitled to elect the directors of the Motorcycle Subsidiary. Instead, shareholders of the Company will elect the directors of the Company who will have overall responsibility for the management of the Company and its subsidiaries and affiliated entities. Similarly, the shareholders' statutory right to inspect the books and records of the Company under applicable Wisconsin law may not extend to the books and records of the Motorcycle Subsidiaries. However, because the Company is a public company subject to the reporting requirements of the Securities Exchange Act of 1934 and the rules of the New York Stock Exchange, information regarding the Company and its subsidiaries and affiliated companies is readily available to shareholders without resort to the statutory right to inspect the Company's books and records.

  It is also possible that the sale by the Motorcycle Subsidiaries of substantially all of the Motorcycle Assets (including through the sale of the stock of other Motorcycle Subsidiaries) outside of the ordinary course of business following the Restructuring would not require the approval of the shareholders of the Company under Wisconsin Law even though the sale of substantially all of the Motorcycle Assets outside of the ordinary course of business by the Company under the current structure would require shareholder approval. However, the Company has no plans to sell Motorcycle Assets outside of the ordinary course of business.

  The Board believes that the advantages of the proposal, as described under "Reasons for the Restructuring" above, outweigh the possible disadvantages as described above. For that reason, the Board has approved and recommends that the shareholders approve the Restructuring. The Board further notes that numerous national and international corporations conduct their operations through holding company structures.

FEDERAL TAX CONSEQUENCES OF THE RESTRUCTURING

  Any assets transferred pursuant to the Restructuring will be conveyed to the Motorcycle Subsidiaries on a tax-free basis pursuant to Section 351 of the Internal Revenue Code. The Motorcycle Subsidiaries will be directly or indirectly wholly-owned by the Company. Although the Company has no plans to change the ownership of the Motorcycle Subsidiaries, it is possible that one or more of the Motorcycle Subsidiaries may not be wholly-owned in the future.

RIGHTS OF DISSENTING SHAREHOLDERS

  Approval or consummation of the Restructuring will not entitle a shareholder objecting to its terms or voting against the Restructuring to any appraisal or similar rights under Wisconsin law.

VOTE REQUIRED

  The affirmative vote by holders of a majority of the outstanding Common Stock is required to approve the Restructuring. Shares not voted (whether by abstention, broker nonvote or otherwise) have the same effect as a vote against the proposal. Proxies solicited by the Board will be voted "FOR" approval of the Restructuring unless a shareholder specifies otherwise.

  THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE RESTRUCTURING.

              5--RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

  Ernst & Young, independent public accountants, audited the Company's consolidated financial statements for the fiscal year ended December 31, 1993. Representatives of Ernst & Young will be present at the Annual Meeting to respond to appropriate questions and to make a statement, if they so desire. Ernst & Young has been recommended by the Audit Committee and selected by the Board to serve as independent auditors for the current fiscal year, and in accordance with a resolution of the Board, this selection is being presented to shareholders for ratification.

  If the foregoing proposal is not approved by the holders of a majority of the shares voting on the proposal, or if prior to the 1994 Annual Meeting Ernst & Young shall decline to act or otherwise become incapable of acting, or if its engagement shall be otherwise discontinued by the Board, then the Board will appoint other independent auditors whose engagement for any period subsequent to the 1994 Annual Meeting will be subject to ratification by the shareholders at that meeting. If the shareholders fail to ratify the engagement of Ernst & Young at the Annual Meeting, the Board will reconsider its selection of independent auditors. Proxies solicited by the Board will be voted "FOR" ratification of the selection of Ernst & Young as independent auditors of the Company for the fiscal year ending December 31, 1994, unless the shareholder specifies otherwise.

  THE BOARD RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF ERNST & YOUNG AS INDEPENDENT AUDITORS.

                                6--OTHER MATTERS

  Neither the Company nor its Board intends to bring before the Annual Meeting any other matters. If any other matter should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by them in accordance with their judgment.

  The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by personal interview, telephone, telegraph and facsimile machine, as well as by use of the mails. It is anticipated that banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward soliciting materials to their principals and to obtain authorization for the execution of proxies and that they will be reimbursed for their out-of-pocket expenses incurred in that connection. Employees of the Company participating in the solicitation of proxies will not receive any additional remuneration. The Company has retained D. F. King & Co., Inc. to aid in the solicitation at an estimated cost of approximately $6,000 plus out-of-pocket expenses.

                             SHAREHOLDER PROPOSALS

  THE DATE BY WHICH SHAREHOLDER PROPOSALS MUST HAVE BEEN RECEIVED BY THE COMPANY FOR INCLUSION IN PROXY MATERIALS RELATING TO THE 1994 ANNUAL MEETING OF SHAREHOLDERS WAS NOVEMBER 27, 1993. THE CORRESPONDING DATE FOR THE 1995 ANNUAL MEETING IS DECEMBER 2, 1994.

                                          By Order of the Board of Directors,

                                          Timothy K. Hoelter
                                          Secretary

Milwaukee, Wisconsin
April 2, 1994

                                                                       Exhibit A

                             HARLEY-DAVIDSON, INC.

                      CORPORATE SHORT TERM INCENTIVE PLAN


                                   ARTICLE I

                                    Purpose

     The purpose of the Harley-Davidson, Inc. Corporate Short Term Incentive Plan is to provide certain Executives an increased financial incentive to contribute to the future success and prosperity of the Company.


                                   ARTICLE II

                                  Definitions

     The following capitalized terms used in the Plan shall have the respective meanings set forth in this Article:

     2.1.  Board:  The Board of Directors of Harley-Davidson, Inc.

     2.2. Change of Control Event: Change of Control Event as defined in the Harley-Davidson, Inc. 1990 Stock Option Plan, as amended.

     2.3.  Code:  The Internal Revenue Code of 1986, as amended.

     2.4. Committee: The Human Resources Committee of the Board (including any successor committee thereto); provided, however, that if any member or members of the Human Resources Committee of the Board would cause the Human Resources Committee of the Board not to satisfy the administration requirement of Code section 162(m)(4)(C) or the disinterested administration requirement of Rule 16b-3 under the Exchange Act, the Committee shall be comprised of the Human Resources Committee of the Board without such member or members.

     2.5.  Common Stock:  The Common Stock of Harley-Davidson, Inc.

     2.6. Company: Harley-Davidson, Inc. and, unless the context otherwise requires, its Subsidiaries.

     2.7. Category Percentage: When two or more of the Performance Categories are selected for a Participant or a group of Participants for any Plan Year, the relative percentage weighting given to each selected Performance Category.

     2.8. Disability: Disability within the meaning of section 22(e)(3) of the Code, as determined by the Committee.

     2.9.   Exchange Act:  The Securities Exchange Act of 1934, as amended.

     2.10. Excluded Items: Any gains or losses from the sale of assets outside the ordinary course of business, any gains or losses from discontinued operations, any extraordinary gains or losses, the effects of accounting changes, and any unusual, nonrecurring, transition, one-time or similar items or charges.

     2.11. Executive: An executive officer of the Company within the meaning of Rule 3b-7 under the Exchange Act, which may include members of the Board.

     2.12. Fair Market Value: The average of the high and low reported sales prices of Common Stock on the New York Stock Exchange Composite Tape on the trading date immediately preceding the date on which the Performance Award being paid in Common Stock, in whole or in part, is paid to the Participant.

     2.13. Participant: With respect to a Plan Year, an Executive selected by the Committee to participate in the Plan for such Plan Year.

     2.14. Performance Award: With respect to a Participant for a Plan Year, an award made pursuant to the Plan in an amount equal to the Target Award multiplied by the Total Performance Percentage, subject to discretionary reduction pursuant to section 5.5 hereof and the limit of section 5.6 hereof.

     2.15. Performance Categories: The following categories (in all cases before Excluded Items):

          a. Net sales for the Plan Year (i) for the Company on a consolidated basis, (ii) for any one or more Subsidiaries or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

          b. Cost of goods sold for the Plan Year (i) for the Company on a consolidated basis, (ii) for any one or more Subsidiaries or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

          c. Gross profit for the Plan Year (i) for the Company on a consolidated basis, (ii) for any one or more Subsidiaries or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

          d.  Selling, administrative and engineering expenses for the Plan Year
     (i) for the Company on a consolidated basis, (ii) for any one or more Subsidiaries or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

          e. Income from operations for the Plan Year (i) for the Company on a consolidated basis, (ii) for any one or more Subsidiaries or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

          f. Income before interest and the provision for income taxes for the Plan Year (i) for the Company on a consolidated basis, (ii) for any one or more Subsidiaries or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

          g. Income before provision for income taxes for the Plan Year (i) for the Company on a consolidated basis, (ii) for any one or more Subsidiaries or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

          h. Net income for the Plan Year (i) for the Company on a consolidated basis, (ii) for any one or more Subsidiaries or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

          i. Net income per share assuming no dilution for the Plan Year for the Company on a consolidated basis.

          j. Net income per share assuming full dilution for the Plan Year for the Company on a consolidated basis.

          k. Average accounts receivable during the Plan Year, calculated by taking the average of accounts receivable at the end of each fiscal month during the Plan Year, (i) for the Company on a consolidated basis, (ii) for any one or more Subsidiaries or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

          l. Average inventories during the Plan Year, calculated by taking the average of inventories at the end of each fiscal month during the Plan Year, (i) for the Company on a consolidated basis, (ii) for any one or more Subsidiaries or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

          m. Return on average equity for the Plan Year, with average equity calculated by taking the average of equity at the end of each fiscal month during the Plan Year, (i) for the Company on a consolidated basis, (ii) for any one or more Subsidiaries or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

          n. Return on year-end equity for the Plan Year (i) for the Company on a consolidated basis, (ii) for any one or more Subsidiaries or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

          o. Return on average assets for the Plan Year, with average assets calculated by taking the average of assets at the end of each fiscal month during the Plan Year, (i) for the Company on a consolidated basis, (ii) for any one or more Subsidiaries or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

          p. Net cash provided by operating activities for the Plan Year (i) for the Company on a consolidated basis, (ii) for any one or more Subsidiaries or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

          q. Net cash provided by operating activities less net cash used in investing activities for the Plan Year (i) for the Company on a consolidated basis, (ii) for any one or more Subsidiaries or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

          r. Net increase (decrease) in cash and cash equivalents for the Plan Year (i) for the Company on a consolidated basis, (ii) for any one or more Subsidiaries or divisions of the Company and/or (iii) for any other business unit or units of the Company as defined by the Committee at the time of selection.

     2.16. Performance Percentage: The percentage between zero percent (0%) and two hundred percent (200%) derived from the Performance Scale for the applicable Performance Category for a Plan Year, with two hundred percent (200%) representing maximum performance, one hundred percent (100%) representing target performance and zero percent (0%) representing below minimum performance in such Performance Category for the Plan Year.

     2.17. Performance Scale: A performance scale from which a Performance Percentage may be objectively calculated for any given level of actual performance within that Performance Category during the Plan Year. The Performance Scale may be a linear function, a step function or a combination.

     2.18.  Plan:  The Harley-Davidson, Inc. Corporate Short Term Incentive
Plan.

     2.19.  Plan Year:  The Company's fiscal year.

     2.20. Retirement: Retirement on or after age sixty-five or, with the consent of the Committee, at an earlier age.

     2.21. Subsidiary: A corporation, limited partnership, general partnership, limited liability company, business trust or other entity of which more than fifty percent (50%) of the voting power or ownership interest is directly and/or indirectly held by the Company.

     2.22. Target Award: With respect to a Participant in any Plan Year, the amount of such Participant's base salary in such Plan Year multiplied by the Target Percentage for such Plan Year.

     2.23. Target Percentage: With respect to a Participant, a percentage, between fifteen percent (15%) and one hundred percent (100%).

     2.24. Total Performance Percentage: With respect to a Participant for a Plan Year, the sum of the Performance Percentage multiplied by the Category Percentage for each Performance Category applicable to such Participant for such Plan Year. If there is only one Performance Category for a

Plan Year for a Participant, then the Performance Percentage is also the Total Performance Percentage.

                                  ARTICLE III

                                 Administration

     3.1. The Committee shall administer the Plan and shall have full authority to set Target Percentages, Performance Categories, Category Percentages and Performance Scales, to determine which Executives shall participate in the Plan, to interpret the Plan, to establish and amend rules and regulations for its administration and to perform all other acts relating to the Plan, including the delegation of administrative responsibilities, which it believes reasonable and proper.

     3.2. The actions and determinations of the Committee on all matters relating to the Plan shall be final and conclusive.


                                   ARTICLE IV

                         Eligibility and Participation

     All Executives shall be eligible to participate in the Plan. The Committee shall select in writing, in its sole discretion, the Executives who shall participate in the Plan for a Plan Year prior to the commencement of such Plan Year (or such later time as may be permitted under Code section 162(m)); provided that the Executives participating in the Plan for the first Plan Year (ending December 31, 1994) shall be fixed by the Committee on or before April 1, 1994. Members of the Board who are not employees of the Company shall not be eligible to participate in the Plan.


                                   ARTICLE V

                               Performance Awards

     5.1. Target Percentage: Prior to January 1st of each Plan Year (or such later time as may be permitted under Code section 162(m)) the Committee shall fix in writing a Target Percentage for each Participant for such Plan Year; provided that the Target Percentage(s) shall be fixed by the Committee on or before April 1, 1994 for the first Plan Year (ending December 31, 1994). If the Committee does not fix a new Target Percentage for a Participant for any Plan Year, the Target Percentage for such Participant for such Plan Year shall be the same as such Participant's Target Percentage for the prior Plan Year.

     5.2. Performance Categories: Prior to January 1st of each Plan Year (or such later time as may be permitted under Code section 162(m)) the Committee shall select in writing one or more of the Performance Categories for each Participant or group of Participants for such Plan Year; provided that the Performance Category or Performance Categories shall be selected by the Committee on or before April 1, 1994 for the first Plan Year (ending December 31, 1994). If more than one Performance Category is chosen for any Participant or group of Participants, then the Committee shall assign a Category Percentage to each Performance Category selected for such Participant or group of Participants; provided that the total of the Category Percentages must equal 100% for such Participant or group of Participants. Performance Categories and/or Category Percentages need not be the same for all Participants for any Plan Year.

     5.3. Performance Scale: Prior to January 1st of each Plan Year (or such later time as may be permitted under Code section 162(m)), the Committee shall approve in writing a Performance Scale for each Performance Category selected for such Plan Year; provided that the Performance Scale or Performance Scales shall be selected by the Committee on or before April 1, 1994 for the first Plan Year (ending December 31, 1994).

     5.4. Payment of Performance Awards: The amount of Performance Awards for a Plan Year shall be calculated by the Company, certified in writing by the Committee and, following such certification, paid to Participants for such Plan Year as soon as reasonably practicable following the end of such Plan Year. Payments of Performance Awards shall be made, in the sole discretion of the Committee, in cash, Common Stock or a combination of cash and Common Stock. If a Performance Award is paid in Common Stock, the Common Stock shall be valued at Fair Market Value. To the extent paid in Common Stock, Performance Awards may not be deferred by a Participant under the terms of any deferred compensation or other plan of the Company. A Participant whose employment with the Company terminates prior to the end of a Plan Year shall not be entitled to receive any Performance Award hereunder for such Plan Year. Notwithstanding the foregoing sentence:

          a. The Committee may, in its sole discretion, provide for payment, in whole or in part, of the Performance Award for such Plan Year if the Participant's employment with the Company terminates by reason of the Participant's death, Disability or Retirement; and

          b. Prior to, and for a period of ninety (90) days following, a Change of Control Event during a Plan Year, the Committee may, in its sole discretion and in lieu of any other payments under the Plan for such Plan Year, provide for the payment to all Participants of either (i) Performance Awards for such Plan Year based on annualizing the Company's actual performance through the end of the Company's most recently completed fiscal month prior to such Change of Control Event or (ii) Target Awards for such Plan Year. Performance Awards or Target Awards payable under this section 5.4(b) shall be paid upon the occurrence of the Change of Control Event or immediately following the Committee's decision to make such payment, whichever is later.

     5.5. Discretionary Reduction of Performance Award: The Committee may, in its sole discretion, at any time prior to payment, reduce the amount of any Performance Award by up to fifty percent (50%). Such reductions need not be uniform among Participants. The Committee may, but shall not be required to, give one or more reasons for any such reduction. This section 5.5 has been included because the Board believes that even though the Company may have performed well in the selected Performance Categories for the applicable Plan Year, there is always a possibility that the Company's performance in the selected Performance Categories will substantially exceed the Company's overall financial and strategic performance for the Plan Year. In such a case, the Board believes that the Committee must have the flexibility to reduce the amount of the Performance Awards payable to one or more of the Participants who, after all, are the Executives ultimately responsible for the Company's performance. The Committee shall not have the discretionary authority to increase the amount of any Performance Award above the amount determined in accordance with the terms of the Plan. This section 5.5 shall not apply following a Change of Control Event.

     5.6. Maximum Performance Award: Notwithstanding anything in the Plan to the contrary, the maximum Performance Award payable to a Participant for any one Plan Year shall be one million dollars (before any withholding pursuant to section 6.2 hereof).

     5.7. Maximum Number of Shares: Not more than 500,000 shares of Common Stock, subject to adjustment in the same manner as provided in the Company's 1990 Stock Option Plan, as amended, shall be issued pursuant to the Plan.


                                   ARTICLE VI

                                 Miscellaneous

     6.1. Nonassignability: Performance Awards shall not be assigned, pledged or transferred, other than by the laws of descent and distribution, and shall not be subject to levy, attachment, execution or other similar process. If a Participant attempts to assign, pledge or transfer any right to a Performance Award or in the event of any levy, attachment, execution or similar process upon the rights or interests conferred by the Plan, the Committee may terminate the participation of the Participant in the Plan effective as of the date of such notice and the Participant shall have no further rights hereunder.

     6.2. Withholding Taxes: The Company shall withhold from the payment of each Performance Award the amount that the Company deems necessary to satisfy its obligation to withhold Federal, state and local income or other taxes incurred by reason of the payment of the Performance Award.

     6.3. Amendment or Termination of the Plan: The Board may from time to time or at any time amend, suspend or terminate the Plan.

     6.4. Other Compensation: Nothing contained in this Plan shall be deemed in any way to restrict or limit the Company from making any award or payment to a Participant under any other plan, policy, program, understanding or arrangement, whether now existing or hereinafter in effect.

     6.5. Payments to Other Persons: If payment of a Performance Award, in whole or in part, is legally required to be made to any person other than the applicable Participant, any such payment will be a complete discharge of the liability of the Company to such Participant for such amount.

     6.6. Unfunded Plan: The Company shall have no obligation to purchase assets, place assets in trust or otherwise take any action to fund, secure or segregate any amounts to be paid under the Plan.

     6.7. Indemnification: In addition to any other rights of indemnification they may have as members of the Board or the Committee, the members of the Board and the Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan and against all amounts paid by them in settlement thereof (provided that such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgement in any such action, suit or proceeding, except a judgement based upon a finding of bad faith; provided that upon the institution of any such action, suit or proceeding, the Board or Committee member shall give the Company notice thereof in writing and an opportunity, at the Company's expense, to handle and defend such action, suit or proceeding before such Board or Committee member undertakes to handle and defend such action, suit or proceeding on his or her own behalf.

     6.8. No Employment Rights: Nothing in this Plan shall confer upon any Executive or Participant any right to continued employment with the Company.

     6.9. Plan Expenses: Any expenses of administering the Plan shall be borne by the Company.

     6.10. In Writing: For purposes of this Plan, actions taken by the Committee "in writing" shall include, without limitation, actions recorded in the minutes of any meeting of the Committee and any unanimous consent action of the Committee in lieu of a meeting thereof.

     6.11. Section Headings: The section headings contained herein are for convenience only, and in the event of any conflict between the text of the Plan and the section headings, the text of the Plan shall control.

     6.12. Applicable Law: The Plan shall be governed by the internal laws of the State of Wisconsin without regard to the conflict of law principles thereof.

     6.13. Effective Date: The Plan shall be effective as of January 1, 1994. However, the Plan shall terminate and no Performance Awards shall be paid hereunder if the Plan has not been approved by the requisite vote of the Company's shareholders under New York Stock Exchange Rules, Code section 162(m) and Rule 16b-3 under the Exchange Act on or before December 31, 1994.

PRELIMINARY COPY

                             HARLEY-DAVIDSON, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                FOR MAY 14, 1994 ANNUAL MEETING OF SHAREHOLDERS

   The undersigned appoints each of VAUGHN L. BEALS, JR., RICHARD F. TEERLINK and TIMOTHY K. HOELTER, attorney and agent, with full power of substitution and resubstitution, to vote as proxy in the name, place and stead of the undersigned at the Annual Meeting of Shareholders of HARLEY-DAVIDSON, INC. to be held on May 14, 1994 and at any adjournment thereof, according to the number of votes that the undersigned would be entitled to vote if personally present.

   A. ELECTION OF DIRECTORS:

      FOR the nominees listed below  / /   WITHHOLD AUTHORITY  / /
      (EXCEPT AS MARKED TO THE CONTRARY    to vote for all nominees listed below
      BELOW)

            VAUGHN L. BEALS, JR., DONALD A. JAMES, JAMES A. NORLING

   INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the following line:
   ____________________________________________________________________________


   2. APPROVAL OF AMENDMENTS TO HARLEY-DAVIDSON, INC. 1990 STOCK OPTION PLAN, HARLEY-DAVIDSON, INC. 1988 STOCK OPTION PLAN AND HARLEY-DAVIDSON, INC. 1986 STOCK OPTION PLAN:

                 FOR    / /  AGAINST     / /  ABSTAIN     / /

   3. APPROVAL OF HARLEY-DAVIDSON, INC. CORPORATE SHORT-TERM INCENTIVE PLAN:

                 FOR    / /  AGAINST     / /  ABSTAIN     / /


                 THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
            PLEASE MARK YOUR CHOICES ON BOTH SIDES AND SIGN ON THE
                       REVERSE SIDE AND RETURN PROMPTLY.

   4. APPROVAL OF RESTRUCTURING OF THE MOTORCYCLE DIVISION:

                 FOR    / /  AGAINST     / /  ABSTAIN     / /

   5. RATIFICATION OF AUDITORS:

                 FOR    / /  AGAINST     / /  ABSTAIN     / /

Without limiting the generality hereof, each of such persons is authorized to vote:

1. as hereinafter specified upon the proposals listed hereon and described in the Proxy Statement for the Meeting; and

2. in his discretion upon any other matter that may properly come before the Meeting.

THE BOARD OF DIRECTORS RECOMMEND A VOTE FOR THE NOMINEES AS DIRECTORS AND ITEMS 2, 3, 4, AND 5.

THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES SHALL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

                                        IMPORTANT:  Please sign your name or
                                        names exactly as they appear on this
                                        Proxy.  Joint owners should each sign
                                        personally.  A corporation should
                                        sign in full corporate name by duly
                                        authorized officers.  When signing as
                                        attorney, executor or administrator,
                                        trustee or guardian, please give your
                                        full title as such.


                                        ----------------------------------------
                                                      Signature


                                        ----------------------------------------
                                                      Signature


                                        Dated:----------------------------, 1994


           PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.
       A STAMPED AND ADDRESSED ENVELOPE HAS BEEN PROVIDED FOR YOUR USE.



B00057MW.003
02/28/94